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EXHIBIT 99.1

                                         Press Release


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COMPANY CONTACT                           FINANCIAL COMMUNICATIONS CONTACT
Trans World Gaming Corp.                  Lippert/Heilshorn & Associates, Inc.
Rami S. Ramadan, CEO                      Lisa D. Lettieri, VP
Tel:  212-563-3355                        Tel:  212-838-3777
twg1215@aol.com                           www.lhai.com or lisa@lhai.com


            TRANS WORLD GAMING CORP. ANNOUNCES APPOINTMENT OF NEW CEO

  RAMI S. RAMADAN PREVIOUSLY WITH IAN SCHRAGER HOTELS JOINS AS OF JULY 12, 1999


NEW YORK, NEW YORK - July 12, 1999 - Trans World Gaming Corp. ("TWG") (OTC Bulletin Board: IBET, IBETW) today announced the appointment of Rami S. Ramadan to the position of Chief Executive Officer with CFO responsibilities effective July 12, 1999. Mr. Ramadan will replace Mr. Stanley Kohlenberg, CEO of Trans World Gaming Corp. since September 1998, who will be retiring from his position as CEO, but will remain Chairman of the Board. Mr. Dominick Valenzano will assist in the transition and then resign his position as CFO to pursue other interests.

Mr. Ramadan brings a wealth of experience to the Company by way of his financial and overall leadership roles in a number of endeavors during his 24-year career. His experience encompasses various finance and strategic planning positions in the hotel industry, including Executive Vice President of Finance at Ian Schrager Hotels based in New York, Divisional Controller at Hyatt Hotels Corp.'s Eastern Division based in New York and Vice President of Finance and Planning, Resorts at Euro Disney in France.

In commenting on Mr. Ramadan's appointment, Mr. Kohlenberg said, "We are pleased to have Mr. Ramadan on board to take Trans World Gaming Corp. to the next level in its development as a significant presence in the small- to mid-size gaming arena worldwide. The expertise he offers in strategic planning on both the marketing and operational sides of business form a strong foundation for the initiatives we are formulating for the future of the Company."

In accepting the position of CEO, Mr. Ramadan stated, "The gaming industry is expanding on a global basis. I look forward to playing a key role in positioning Trans World Gaming to participate and thrive in those markets around the world where opportunity exists. In addition to following through with on-going projects at the Company, we will embark on additional strategies that will either complement or enhance our current operations. In my role as CEO, I plan to focus on gaming management contracts, joint ventures and acquisitions that will offer superior return on investment."

Trans World Gaming owns and operates two casinos in the Czech Republic and one casino in Spain and specializes in small to medium casinos and gaming parlors in local venues worldwide. Through its wholly-owned subsidiary, Tottenham & Company, an international gaming consultancy, the Company provides clients in the U.S. and abroad with assistance in corporate strategy development, mergers and acquisitions, feasibility studies, company/operational reviews, gaming policy guidance, casino development and management services and executive search. The Company maintains offices in New York and London.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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